Exhibit 99.1

Capitala Finance Corp. Reports First Quarter 2016 Results

CHARLOTTE, NC, May 9, 2016--Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala" or the “Company”) today announced its financial results for first quarter ended March 31, 2016.

First Quarter Highlights

•	Net investment income of $7.4 million, or $0.47 per common share
•	Paid $0.47 of distributions per share during the quarter
•	External manager continues to permanently waive incentive fees in support of distribution coverage
•	Originated $27.5 million of gross investments during the quarter with a weighted average yield on debt investments of 13.5%
•	Net asset value per share of $16.29 compared to $17.04 at year end
•	Energy investments, based on fair values, comprise 6.3% of the portfolio at March 31, 2016, compared to 12.3% at December 31, 2014

Management Commentary

In describing the Company’s first quarter activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “We are pleased to report that for the third quarter in a row, distributions were covered by net investment income. This remains a high priority for our team. In addition, our portfolio group remains actively engaged in an effort to reduce the level of non-accrual investments, most notably in the energy sector. Lastly, we remain focused on making quality investments with proper risk adjusted returns.”

First Quarter 2016 Financial Results

Total investment income was $17.4 million for the first quarter of 2016, compared to $14.0 million for the same period in 2015, an increase of $3.4 million. Interest, fee and payment-in-kind income collectively were $2.5 million higher in the first quarter of 2016 compared to 2015, resulting from a larger investment portfolio. All other income, including dividend income, increased by $0.9 million for the comparable period.

Total expenses for the first quarter of 2016 were $10.0 million, compared to $9.2 million for the comparable period in 2015. The $0.8 million increase is primarily attributable to (1) an increase in interest and financing expenses of $0.4 million, (2) an increase of $0.3 million in management fees, and (3) an increase of $0.2 million related to general and administrative expenses.

Net investment income for the first quarter of 2016 was $7.4 million, or $0.47 per share, compared to $4.8 million, or $0.37 per share, for the same period in 2015.

Net realized losses totaled $2.3 million, or $0.14 per share, for the first quarter of 2016, compared to net realized gains of $9.3 million for the same period in 2015. During the quarter, the Company realized a $2.5 million loss related to Source Recycling, LLC, and was partially offset by $0.2 million in realized gains.

Net unrealized depreciation totaled $9.3 million, or $0.59 per share, for the first quarter of 2016, compared to net unrealized depreciation of $4.3 million for the first quarter of 2015. During the first quarter of 2016, energy investments depreciated by approximately $14.0 million, while the remainder of the portfolio collectively appreciated by approximately $4.7 million.

The net decrease in net assets resulting from operations was $4.2 million for the first quarter of 2016, or $0.27 per common share, compared to a net increase of $9.9 million, or $0.76 per common share, for the same period in 2015.

First Quarter 2016 Investment Activity

During the first quarter of 2016, the Company originated $27.5 million of investments. The weighted average yield on first quarter 2016 debt investments was 13.5%. During the period, we received $10.2 million in repayments, for net deployments of $17.3 million.

Investment Portfolio

As of March 31, 2016, the Company’s portfolio consisted of investments in 56 companies with a fair market value of $599.7 million and a cost basis of $586.8 million. Senior secured debt investments represented 36.2% of the portfolio, subordinated debt investments represented 44.4% of the portfolio, equity/warrant investments represented 16.3% of the portfolio, and the investment in Capitala Senior Liquid Loan Fund I, LLC represented 3.1% of the portfolio, based on fair values at March 31, 2016.

The fair value of the Company’s five energy investments totaled $37.9 million at March 31, 2016, representing 6.3% of the portfolio, as compared 8.8% of the portfolio at December 31, 2015. During the first quarter of 2016, the Company recorded unrealized depreciation of $14.0 million on its energy investments. In the aggregate, the fair value of our energy investments is 51.0% of the cost basis, as of March 31, 2016.

At March 31, 2016, we had debt investments in four portfolio companies on non-accrual status with a fair value and cost basis of $12.7 million and $42.4 million, respectively. Non-accrual loans, on a fair value and cost basis, represent 2.1% and 7.2%, respectively, of the portfolio at March 31, 2016. At December 31, 2015, the fair value and cost basis of non-accrual investments was $28.0 million and $47.1 million, respectively.

Liquidity and Capital Resources

At March 31, 2016, the Company had $14.3 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $182.2 million with an annual weighted average interest rate of 3.43%, and $113.4 million of fixed rate notes bearing an interest rate of 7.125%. At March 31, 2016, the Company had $73.0 million outstanding and $47.0 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0% and matures on October 17, 2018.

First Quarter 2016 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday May 10, 2016. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website at www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Investments at fair value
Non-control/non-affiliate investments (amortized cost of $387,712 and $391,031, respectively)	$401,251	$404,513
Affiliate investments (amortized cost of $94,520 and $99,290, respectively)	100,161	117,350
Control investments (amortized cost of $104,588 and $79,866, respectively)	98,329	70,593
Total investments at fair value (amortized cost of $586,820 and $570,187, respectively)	599,741	592,456
Cash and cash equivalents	14,346	34,105
Interest and dividend receivable	6,537	5,390
Due from related parties	256	256
Prepaid expenses	386	503
Other assets	79	108
Total assets	$621,345	$632,818

LIABILITIES
SBA debentures (net of deferred financing costs of $3,378 and $3,537, respectively)	$178,822	$180,663
Notes (net of deferred financing costs of $3,447 and $3,583, respectively)	109,991	109,855
Credit Facility (net of deferred financing costs of $1,409 and $1,649, respectively)	71,591	68,351
Due to related parties	4	6
Management and incentive fee payable	2,368	1,687
Interest and financing fees payable	1,150	2,987
Accounts payable and accrued expenses	-	467
Total liabilities	$363,926	$364,016

Commitments and contingencies

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 15,799,635 and 15,777,345 common shares issued and outstanding, respectively	158	158
Additional paid in capital	239,331	239,104
Accumulated undistributed net investment income	8,570	8,570
Accumulated undistributed net realized loss from investments	(3,561)	(1,299)
Net unrealized appreciation on investments	12,921	22,269
Total net assets	257,419	268,802

Total liabilities and net assets	$621,345	$632,818

Net asset value per share	$16.29	$17.04

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended March 31
	2016	2015
INVESTMENT INCOME
Interest and fee income:
Non-control/Non-affiliate investments	$10,747	$7,675
Affiliate investments	1,363	3,591
Control investments	2,854	1,639
Total interest and fee income	14,964	12,905
Payment-in-kind interest and dividend income:
Non-control/Non-affiliate investments	878	314
Affiliate investments	95	257
Control investments	231	198
Total payment-in-kind interest and dividend income	1,204	769
Dividend income:
Non-control/Non-affiliate investments	205	153
Affiliate investments	29	29
Control investments	1,045	184
Total dividend income	1,279	366
Interest income from cash and cash equivalents	2	1
Total investment income	17,449	14,041

EXPENSES
Interest and financing expenses	5,023	4,637
Base management fee	2,728	2,410
Incentive fees	1,706	1,180
General and administrative expenses	1,168	997
Expenses before incentive fee waiver	10,625	9,224
Incentive fee waiver	(597)	-
Total expenses, net of incentive fee waiver	10,028	9,224

NET INVESTMENT INCOME	7,421	4,817

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	-	28
Affiliate investments	(2,262)	-
Control investments	-	9,312
Total realized gain (loss) from investments	(2,262)	9,340
Net unrealized depreciation on investments	(9,348)	(4,290)
Net gain (loss) on investments	(11,610)	5,050

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(4,189)	$9,867

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$(0.27)	$0.76

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	15,785,943	12,974,483

DISTRIBUTIONS PAID PER SHARE	$0.47	$0.52

DISTRIBUTIONS PAYABLE PER SHARE	$-	$0.45